GENERAL RELEASE AND SEPARATION AGREEMENT
          BY AND BETWEEN JOHN G. JOHNSON, JR. AND SAFETY-KLEEN CORP.


     This General Release and Separation Agreement (hereinafter the "Agreement") is dated as of August 8, 1997, by and between JOHN G. JOHNSON, JR. (hereinafter "Johnson") and SAFETY-KLEEN CORP. (hereinafter the "Company").

     WHEREAS, Johnson is currently in the employ of the Company; and

     WHEREAS, Johnson has resigned as a director of the Company and from all offices, titles and positions he held with the Company and its affiliates, effective August 8, 1997;

     IT IS THEREFORE EXPRESSLY AGREED AS FOLLOWS:

     1. RECITALS. The recitals set forth above are incorporated into and made a part hereof.

     2. RESIGNATION. Effective the date hereof, Johnson hereby resigns his employment with the Company and its affiliates. For purposes of this Agreement, "affiliates" shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended. Johnson agrees, at the future request of the Company, to timely execute any additional documents which may be required to effectuate such resignation. Johnson also agrees, at the future request of the Company, to timely execute annual, regular, or special meeting minutes, unanimous consents, and resolutions of corporate directors and officers of the Company, its affiliates or subsidiaries which accurately memorialize or give effect to such meetings as were held, actions as were taken, and resolutions as were adopted, in which Johnson participated during Johnson's tenure as an officer or director of the Company, its affiliates or subsidiaries.

     3. PAYMENT. Within five days of the date hereof, the Company shall pay $175,000 to Johnson and accrued vacation pay as of the date hereof. Except as otherwise provided in this Agreement, the Company will also make payments to Johnson in the amount of $28,205.15 each every two weeks, commencing with the first regular payroll payment date following Johnson's execution and delivery of this Agreement, until an aggregate of $1.1 million has been paid to Johnson pursuant to this sentence of Section 3. Each of the payments pursuant to the immediately preceding sentence shall be made on the Company's regular payroll payment date for the period with respect to which the payment is being made. The payments to Johnson pursuant to this Section 3 shall be allocated to the following claims: (a) 45% to claims described in Section 7(a)(iii) and (iv) hereof; (b) 15% to claims described in Section 7(a)(i) hereof; and (c) 40% to the covenants described in Sections 8(a), (b) and (c) and Section 9 hereof. Forty-five (45%) percent of such payments shall be subject to payroll and withholding taxes and included on Johnson's Form W-2. Johnson acknowledges and agrees that he will not receive any bonus (formula, discretionary or of any other type) under the Company's Management Incentive Plan, or any other bonus plan for 1997 or any future years, and Johnson waives and releases any claims to any such bonuses. Notwithstanding the foregoing, (i) in the event of a Change of Control (as defined in the 1993 Stock Option Plan), any remaining payments pursuant to this Section 3 shall accelerate and be paid to Johnson in a lump sum amount upon consummation of the Change of Control and (ii) in the event the Company fails to make any payment pursuant to this Section 3 when due (provided that the exercise by the Company of its right to withhold and/or setoff pursuant to Section 8(e) of this Agreement shall not be considered such a failure), and the
                                      -2-
10056283.5

Company fails to cure such default within 10 calendar days of notice of such default from Johnson, then any remaining payments pursuant to this Section 3 shall accelerate and be paid to Johnson in a lump sum amount upon such failure to cure.

     4. MEDICAL AND DENTAL INSURANCE; OTHER BENEFITS. From the date hereof until February 1, 1999, the Company agrees to pay the COBRA payments for Johnson, his spouse and any other member of his family who is currently covered with respect to the Company's normal employee medical and dental indemnity plans. Notwithstanding the foregoing, if between the date hereof and February 1, 1999 Johnson secures alternative, full-time employment with an employer which provides the same or substantially similar medical and dental coverage and Johnson becomes a participant therein, he will immediately advise the Company's General Counsel, in writing, of this fact, and the Company will cease providing such insurance effective at the time Johnson so becomes a participant. Johnson also will continue to be provided the use of the Company-leased vehicle until the expiration of the existing lease on such vehicle and may retain and use (with respect to such leased vehicle) the gas credit card received from the Company until the expiration of the existing lease on such vehicle, in each case subject to the same terms and conditions as he received as an executive officer of the Company. Johnson shall have the right to purchase such vehicle in accordance with the terms of the lease, and if Johnson does not exercise such right, he shall return the vehicle upon expiration of the existing lease. Johnson shall return the gas credit card upon the earlier of the expiration of the existing lease or such purchase. The Company shall also pay for up to $30,000 of outplacement services in Philadelphia for Johnson. Other than as specifically set forth above, and with respect to options in Section 5

                                      -3-
10056283.5
below and the purchase of residence benefit in Section 6 below, all other benefits to which Johnson was entitled as an officer and/or employee of the Company immediately prior to the date hereof, including, without limitation, further participation in any future contributions in the Company's Savings and Investment Plan (401K) and Deferred Compensation Plan, shall no longer be applicable from and after the date hereof. Notwithstanding the foregoing and subject to Sections 8 and 9 below, this Agreement is not intended to terminate or otherwise affect any benefit vested to Johnson prior to the date hereof under the terms of any Company employee benefit plan.

     5. STOCK OPTIONS. Notwithstanding anything to the contrary which is contained in the 1985 Stock Option Plan or the 1993 Stock Option Plan (collectively, the "Option Plans"), the Options, SARs, and LSARs held by Johnson under the Option Plans shall not terminate as a result of the termination of Johnson's employment with the Company, but shall continue to be vested in accordance with their terms at the times and in the numbers they would have vested and shall continue to be exercisable, subject to the terms, provisions and limitations of the Option Plans (as modified by Section 8 of this Agreement), as if the termination of Johnson's employment had not occurred. The Company represents that the Compensation Committee of the Board of Directors has taken all actions required to give effect to the provisions of this Section 5. Johnson acknowledges and agrees that he shall not be granted any additional stock options after the date hereof.

     6. PURCHASE OF RESIDENCE. The Company agrees to make available to
Johnson on or before June 30, 1998 the Company's currently existing executive relocation policy as it specifically relates to the sale of Johnson's residence located at 1293 Quail

                                      -4-
10056283.5

Hollow Lane, Palatine, Illinois (the "Illinois Residence"). The Company will pay in accordance with its standard moving policy the costs of moving Johnson's furniture and possessions located at the Illinois Residence to his home or other designated location in Pennsylvania.

     7.  RELEASE.

         (a) RELEASE BY JOHNSON. Johnson acknowledges and agrees that the payments pursuant to Section 3 above, and the provision of other benefits, as set forth in Sections 4 through 6 above, constitute payments which the Company is not obligated to pay Johnson, and, as such constitute sufficient consideration for the release of the Company by Johnson provided below. For the consideration detailed above, which Johnson acknowledges as being sufficient to support the release contained herein, and except for (i) any criminal act or act of willful misconduct by the Company with respect to Johnson, (ii) the obligations of the Company in this Agreement and the benefits preserved and/or provided to Johnson in this Agreement and (iii) any obligation which the Company has under and in accordance with its By-Laws as currently in effect (whether or not covered by insurance) to indemnify Johnson in his capacity as an officer, director or employee of the Company or of any of its subsidiaries or affiliates, Johnson, on behalf of himself and his heirs, executors, administrators, attorneys and assigns, hereby waives, generally releases and forever discharges the Company, its subsidiaries, divisions and affiliates, whether direct or indirect (including its and their respective directors, officers, employees, partners and agents, past, present, and future), and each of its and their respective successors and assigns (hereinafter collectively referred to as "Company Releasees"), from any and all known or unknown

                                      -5-
10056283.5
actions, causes of action, claims, damages, suits, obligations, agreements, attorneys' fees or any other liabilities of any kind whatsoever which have or could be asserted against the Company Releasees arising out of or related to: his service as an officer, director or employee of the Company and/or any of the other Company Releasees, employment with and/or separation from employment with the Company and or any of the other Company Releasees, and/or any other occurrence up to and including the date of this Agreement, including but not limited to:

     (i)    any claim for defamation, intentional
            infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim; and/or

     (ii)   claims, actions, causes of action or
            liabilities of every name, nature or description arising under any federal, state, or local statute, law, ordinance or regulation; and/or

     (iii)  claims, actions, causes of action or
            liabilities arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended ("ADEA"), the Employee Retirement Income Security Act of 1974, as amended, the Rehabilitation Act of 1973, as amended, the Americans with Disabilities Act, as amended, the Illinois Human Rights Act, as amended, and/or any other federal, state, or municipal employment discrimination statutes (including, but not limited to, claims based on age, sex attainment of benefit plan rights, race, religion, national origin, marital status, sexual

                                       -6-
10056283.5
            orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

     (iv) any other claim whatsoever of every name, nature or description, including, but not limited to, claims for severance pay or severance benefits, claims based upon breach of contract, wrongful termination, retaliatory discharge.

Johnson agrees that he will not commence any action or proceeding of any nature whatsoever, and that he will not seek or be entitled to any award of equitable or monetary relief in any action or proceeding brought on his behalf, that arises out of the matters released by Johnson under this Agreement.

     (b) RELEASE BY THE COMPANY. Except for any criminal act or act of willful misconduct by Johnson, the Company, on behalf of itself, its affiliates and each of its and their respective attorneys and assigns, hereby waives, generally releases and forever discharges Johnson and his successors and assigns (hereinafter collectively referred to as "Johnson Releasees"), from any and all known or unknown actions, causes of action, claims, damages, suits, obligations, agreements, attorneys' fees or any other liabilities of any kind whatsoever which have or could be asserted against the Johnson Releasees arising out of or related to: Johnson's service as an officer, director or employee of the Company and/or any of the other Company Releasees, employment with and/or separation from employment with the Company and or any of the other Company Releasees, and/or any other occurrence up to and including the date of this Agreement. The Company agrees that it will not commence any action or proceeding of any nature whatsoever, and that it will not seek or be entitled to

                                      -7-
10056283.5
any award of equitable or monetary relief in any action or proceeding brought on its behalf, that arises out of the matters released by the Company under this Agreement.

     8.  COVENANTS.

         (a) NONDISCLOSURE. At all times hereafter, Johnson will maintain the confidentiality of all information in whatever form concerning the Company or any of its affiliates or subsidiaries relating to its or their businesses, customers, finances, strategic or other plans, marketing, employees, trade practices, trade secrets, know-how or other matters (other than information which is generally known outside the Company or which becomes generally known other than as a result of any improper act or omission by Johnson), and Johnson will not, directly or indirectly, make any disclosure thereof to anyone, or make any use thereof, on his own behalf or on behalf of any third party, unless specifically requested by or agreed to in writing by an executive officer of the Company. Johnson has returned or will immediately return to the Company all reports, files, memoranda, records and software, credit cards (other than the gas credit card which he received from the Company, which shall be returned to the Company in accordance with Section 4 hereof), cardkey passes, door and file keys, computer access codes or disks and instructional manuals, lap top computer and other physical or personal property which he received or prepared or helped prepare in connection with his employment with the Company, its subsidiaries and affiliates, and Johnson has not retained and will not retain any copies, duplicates, reproductions or excerpts thereof; provided that, notwithstanding the foregoing, Johnson may retain the two facsimile machines he received from the Company. Johnson agrees to take all necessary actions, if required by and at the cost of the Company, to vest such property rights in the Company.

                                      -8-
10056283.5

         (b) NON-COMPETITION. Johnson acknowledges that (i) the business in which the Company is engaged is intensely competitive and that Johnson's employment by the Company has required Johnson to have access to and knowledge of highly confidential information of the Company including, but not limited to, certain of the Company's confidential business plans, strategies and objectives, which are of vital importance to the success of the Company's business; (ii) the direct or indirect disclosure of any such confidential information to existing or potential competitors of the Company would place the Company at a competitive disadvantage and would do material damage, financial and otherwise to the Company's business; and (iii) Johnson's services to the Company have been special and unique.

         Therefore, in consideration of the terms and conditions of this Agreement, including the payments and other benefits to be paid hereunder, Johnson agrees that from the date hereof until February 1, 1999, he will not, directly or indirectly, either as principal, agent, stockholder, trustee, partner, consultant, officer, director, joint venturer, employee or in any other capacity, conduct, participate in or engage in any activity, or be employed by, promote, assist or have an equity interest in, any business or other entity that competes with the parts cleaning and used oil collecting, recovery and refining businesses of the Company or any of its subsidiaries or affiliates or the business of manufacturing, selling or servicing water treatment equipment (the "Water Treatment Business") in any geographical area within or outside the United States in which the Company or any of its subsidiaries or affiliates engages in or solicits, or expects to engage in or solicit such businesses; provided, however, that (i) with respect to the Water Treatment Business, the geographical area in this

                                      -9-
10056283.5

Section 8(c) shall be limited to the State of Illinois and (ii) the prohibited activities in this Section 8(c) shall not include the ownership of less than 1% of the voting securities of any publicly traded corporation regardless of the business of such corporation.

          (c) NON-INTERFERENCE; ETC. From the date hereof until February
1, 1999, Johnson agrees that he will not directly or indirectly interfere with the Company's relationship with, or endeavor to entice away from the Company, any person, firm, corporation, or other business organization who or which at any time (whether before or during the period between the date hereof and February 1, 1999) was a customer, officer, employee or supplier of, or maintained a business or contractual relationship with, the Company or any of its affiliates or their predecessors. Johnson further agrees that from the date hereof until February 1, 1999, he will not, directly or indirectly, (i) solicit or induce any officer or employee of the Company or any of its subsidiaries to leave the employment of the Company or any of its subsidiaries, (ii) except as requested by an executive officer of the Company, and without limiting the generality of Section 8(a), engage in discussions with or provide any information or data to any person or entity which he knows is considering a potential acquisition of a substantial equity interest in, or a substantial portion of the business or assets, of the Company or any of its subsidiaries, or
(iii) take any action which would interfere with contractual or other relationships of the Company or any of its affiliates with customers, suppliers, employees, governmental agencies, regulators, or others, any action which disparages or diminishes the reputation of the Company or any of its affiliates, or any action which diverts customers or potential customers of the Company or any of its affiliates or otherwise adversely affects their business.

                                      -10-
10056283.5

          (d) COOPERATION. From the date hereof until June 30, 1998,
Johnson agrees that he shall use his best efforts to make himself available in person at such times and places as he may be reasonably requested to by an executive officer of the Company upon reasonable notice to Johnson for meetings and/or discussions with potential acquirors of a substantial equity interest in, or a substantial portion of the business or assets of, the Company or any of its subsidiaries or affiliates and to otherwise cooperate with the Company in connection with any such transaction. The parties agree that statements or opinions made or expressed by Johnson in such meetings and/or discussions in good faith and based on his honest belief that the statement is materially correct and the opinion is materially accurate shall not be deemed to violate any provision of this Agreement. From the date hereof until June 30, 2002, Johnson further agrees that at the request of an executive officer of the Company he shall provide thorough and accurate information and testimony voluntarily to or on behalf of the Company or any of its subsidiaries or affiliates, regarding any claim, action, proceeding or investigation ("Proceeding") by or against the Company or any of its subsidiaries or affiliates by any third party or by any governmental agency, but he agrees not to disclose or to discuss with anyone who is not directing or assisting in any Proceeding, other than his attorney, the fact of or the subject matter of any Proceeding, except as required by law. The parties agree that any information and testimony provided by Johnson in accordance with this Section 8(d) in good faith and based on his honest belief that such information or testimony is materially accurate shall not be deemed to violate any provision of this Agreement. Johnson will use his best efforts to accommodate his schedule to cooperate with the Company, its subsidiaries and affiliates in fulfilling his obligations

                                      -11-
10056283.5
pursuant to this Section 8(d), and the Company will use its best efforts to take Johnson's personal commitments into account in setting meetings and/or discussions. The Company will reimburse Johnson for reasonable commuting, parking or similar expenses incurred in complying with this Section 8(d).

          (e) WITHHOLDING AND SET-OFF. In addition to, and not in lieu of any legal or equitable rights and remedies which may be available to the Company, the Company shall have the right, after giving 10 calendar days prior written notice to Johnson of the claim of any breach by him of Section 8(e)(i),
(ii), (iii) or (iv) and of the amount to be withheld (during which 10 calendar day period he shall have a right to discuss with the Company his position with respect to the claim covered by the notice) to withhold (until the final disposition of any claim by the Company or any of its affiliates against Johnson for which such amount is withheld by the Company) any payments and amounts due for other obligations to Johnson hereunder (including, without limitation, the payments pursuant to Section 3 and the obligations to honor the exercise of stock options under Section 5 (provided that Johnson agrees that he shall not exercise any options during any such 10 calendar day period) amounts which, in the reasonable judgment of the Company, are or will be sufficient to compensate it and its affiliates for any loss, cost, damage, expense, fines or penalties which may arise out of or result from any of the following actions by Johnson:

              (i) engaging in the activities prohibited by Section 8(a) through (c) above or Section 9;

              (ii) disparaging or criticizing, orally or in writing, the performance of the Board of Directors or any director of the Company or of

                                      -12-
10056283.5
                    any specific former or current officer of the Company or any of its affiliates or any president or vice president of the Company or any of its affiliates or the Company's management as a group to any person; or

              (iii) initiating or participating in discussions of Company business matters with officers of the Company or its affiliates other than at the request of an executive officer of the Company; or

              (iv) breaching in any material respect any other provision of this Agreement if Johnson fails to cure such a breach which is capable of being cured within 10 calendar days notice to Johnson;

and, upon final disposition of such claim (by order of court of competent jurisdiction, after expiration or waiver of all appeals or by settlement) shall have the right to set-off amounts so withheld against amounts awarded to the Company in such final disposition. If the final disposition by order of court is in favor of Johnson, in whole or in part, then all amounts in excess of those, if any, determined by such court to be properly withheld shall be promptly paid to Johnson, together with interest at the rate paid, from time to time, by the Company on borrowings from its principal lending bank. Notwithstanding anything to the contrary herein, Johnson may divulge or discuss or provide the information described in clauses (i) through (iv) above to the extent Johnson is compelled by law to do so and, in such event, Johnson shall notify the Company immediately upon any request or demand for information

                                      -13-
10056283.5
so that the Company may seek a protective order or, in the Company's sole discretion, waive compliance with certain terms of this Section 8.

      Notwithstanding anything to the contrary contained in this Agreement and without waiving any other legal or equitable remedies the Company may have, the Compensation Committee of the Company's Board of Directors may apply Paragraph 6.d of the November 12, 1993 Amendment to the 1985 Stock Option Plan and Paragraph 7.6 of the 1993 Stock Option Plan only in the event of a breach of this Section 8(e)(i), (ii), (iii) or (iv) or Section 9 by Johnson.

      The foregoing shall be in addition to, and not in lieu of any legal or equitable rights and remedies to which the Company may be entitled as a result of such conduct by Johnson.

      Notwithstanding anything herein to the contrary, the rights of the Company under this Section 8(e) are without admission, waiver or prejudice to, and Johnson expressly reserves, all rights and remedies available to Johnson to contest any action taken by the Company or the Compensation Committee pursuant to this Section 8(e).

         9. CONFIDENTIALITY. The Company shall issue a press release regarding Johnson's retirement substantially in the form attached hereto as Exhibit A. Except as required by applicable law, this Agreement and all of the terms, conditions and provisions hereof shall be kept strictly confidential by the Company and Johnson, except that: (i) Johnson may disclose the terms, conditions and provisions of this Agreement to his spouse, his personal legal counsel and financial and tax advisors and appropriate taxing authorities, provided that each of such persons (other than taxing authorities) to whom disclosure is made consents in writing to preserve the confidentiality of the disclosure as

                                      -14-
10056283.5
provided herein prior to such disclosure, or as required by applicable law; and (ii) the Company may (a) file this Agreement with the Securities and Exchange Commission (the "SEC"), (b) disclose or describe the existence and terms of this Agreement in any document filed with the SEC or in the Company's annual or quarterly reports to shareholders and (c) disclose and describe the existence and terms of this Agreement to any potential acquiror of a substantial equity interest in, or a substantial portion of the business or assets of, the Company or any of its subsidiaries or affiliates which has entered into a confidentiality agreement with the Company. The Company agrees that it shall not make any disparaging remarks regarding Johnson. This covenant shall survive the termination of Johnson's employment with the Company.

          10. VOLUNTARY AGREEMENT, LEGAL CONSULTATION, REVOCATION, ETC. Johnson agrees and acknowledges: (a) that his waiver of rights under this Agreement is knowing and voluntary; (b) this Agreement complies in full with all of the requirements of the Older Workers Benefits Protection Act; (c) that he understands the terms of this Agreement, including that the release in Section 7 is a general release; (d) that the payments listed in Section 3 and the other considerations set forth in Sections 4, 5 and 6, exceed the amount and benefits that would normally be received by an employee or officer who resigns or is terminated by the Company, that it exceeds what he would otherwise have been entitled to, and, as set forth herein, that the extra consideration is in exchange for signing this Agreement; and (e) that he has been advised by the Company to consult with an attorney prior to executing this Agreement and has done so. Johnson shall have twenty-one (21) days to consider the waiver of his rights under the ADEA and if he has signed this Agreement

                                      -15-
10056283.5
within such 21-day period, Johnson shall have seven (7) days from the date of execution to revoke his consent to the waiver of his rights under the ADEA.
If no such revocation occurs, Johnson's waiver of rights under the ADEA shall become effective seven (7) days from the date of execution by the parties. In the event that Johnson revokes his waiver of rights under the ADEA, the Company shall not be obligated to make the payments set forth in Section 3 or to pay or provide the other benefits set forth in this Agreement, and all provisions of this Agreement shall immediately become void and of no effect and any benefits previously paid to Johnson pursuant to this Agreement prior to the date of such revocation shall be immediately repaid to the Company. Johnson agrees to indemnify the Company for any taxes, liabilities, penalties, damages or losses it may incur by reason of the allocation of the payments made pursuant to this Agreement as set forth in
Section 3 and any actions taken by the Company consistent with such allocation.

     11. NO ADMISSION OF FAULT. All parties to this Agreement agree and acknowledge that the considerations exchanged herein do not constitute and shall not be interpreted as any admission of fault on the part of any party.

     12. ENTIRE AGREEMENT; COUNTERPARTS. Other than as stated herein,
Johnson warrants that no promises or inducements have been offered for this Agreement other than as set forth herein and that this Agreement is executed without reliance upon any other promises or representations. This Agreement contains the entire understanding of the parties and shall not be modified except in writing signed by the parties hereto. This Agreement supersedes all prior agreements and understandings concerning the subject matter hereof including, but not limited to, the letter agreement dated January 11, 1993 from

                                      -16-
10056283.5

Donald W. Brinckman to Johnson, the Non-Disclosure/Non-Competition and Invention Assignment Agreement dated January 12, 1993 between the Company and Johnson, the Severance Agreement dated February 23, 1993 between the Company and Johnson and the Executive Bonus Agreement dated March 27, 1997 between the Company and Johnson. The parties may execute this Agreement in counterparts.

     13. SEVERABILITY. If any phrase, clause or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect. If any restrictions or limitation in this Agreement is deemed to be unreasonable, onerous and unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent permissible within reasonable bounds.

     Johnson acknowledges and agrees that the Company will or would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of the provisions set forth in Sections 8(e)(i), (ii), (iii) and (iv) and 9 herein and Johnson agrees that, in the event of an actual or threatened breach or violation of such provisions, the Company shall be awarded injunctive relief in a court of appropriate jurisdiction to prohibit or remedy any such violation or breach or threatened violation or breach, without the necessity of posting any bond or security, and such right to injunctive relief shall be in addition to any other right or remedy available to the Company.

                                      -17-
10056283.5

     14. WAIVER. The waiver by the Company or Johnson of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

     15. GOVERNING LAW. This Agreement and the enforcement thereof shall be governed and controlled in all respects by the laws of the State of Illinois, without giving effect to its conflicts of law provisions.

     16. NOTICE. Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

                  To Johnson at:
                  650 Twin Arch Lane
                  Bryn Mawr, Pennsylvania  19010

                  with a copy to:

                  Joseph H. Jacovini
                  Dilworth, Paxson, Kalish & Kauffman, LLP
                  3200 Mellon Bank Center
                  1735 Market Street
                  Philadelphia, Pennsylvania  19103

                  To the Company at:

                  Safety-Kleen Corp.
                  1000 North Randall Road
                  Elgin, Illinois  60123
                  Attention:  Chairman

                  with a copy to

                  Donald G. Lubin, Esq.
                  Sonnenschein Nath & Rosenthal
                  800 Sears Tower
                  Chicago, Illinois  60606-60404

                                      -18-
10056283.5

     17. NEUTRAL CONSTRUCTION. The parties have negotiated this Agreement and all of the terms and conditions contained in this Agreement in good faith and at arm's length, and each party has been represented by counsel during such negotiations. No term, condition, or provision contained in this Agreement will be construed against any party or in favor of any party (i) because such party or such party's counsel drafted, revised, commented upon, or did not comment upon, such term, condition, or provision; or (ii) because of any presumption as to any inequality of bargaining power between or among the parties. Furthermore, all terms, conditions, and provisions contained in this Agreement will be construed and interpreted in a manner which is consistent with all other terms, conditions, and provisions contained in this Agreement.

     18. EXPENSE REIMBURSEMENT. Upon receipt of substantiation in the form of copies of invoices or statements from Dilworth, Paxson, Kalish & Kauffman, LLP, the Company shall reimburse Johnson for up to $10,000 of his legal fees and expenses payable to Dilworth, Paxson, Kalish & Kauffman, LLP in connection with the negotiation of this Agreement.

     19. BINDING NATURE. This Agreement shall be binding upon the heirs, representatives, transferees, successors and assigns of the parties, including any entity with which the Company may merge or consolidate or to which it may transfer all or substantially all of its assets.

                                      -19-
10056283.5

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

      JOHN G. JOHNSON, JR.                          SAFETY-KLEEN CORP.


      /s/ JOHN G. JOHNSON JR.                   By: /s/ DONALD W. BRINCKMAN
                                                    Name:  Donald W. Brinckman
                                                    Title:  Chairman

                                      -20-
10056283.5

                                    EXHIBIT A


[LOGO]                               Safety-Kleen Corp.
                                     1000 N. Randall Road
                                     Elgin, Illinois  60123
                                     (847) 697-8460

FOR IMMEDIATE RELEASE                For further information:
                                     Contact:  Larry Rudnick (847) 468-2408
                                               Maureen Fisk (847) 468-2452


                        JOHNSON RESIGNS AT SAFETY-KLEEN;
                    BRINCKMAN NAMED CEO; CHALHOUB PRESIDENT
                SAFETY-KLEEN TO EXPLORE STRATEGIC ALTERNATIVES

ELGIN, ILLINOIS -- AUGUST 8, 1997 -- Safety-Kleen Corp. announced today the resignation of John G. Johnson, Jr. as Director, President and Chief Executive Officer of the Company, effective immediately. Donald W. Brinckman, Chairman of the Company's board, has been appointed Chief Executive Officer. Mr. Brinckman previously served as the Company's Chief Executive Officer from 1968 until December 31, 1994. Joseph Chalhoub, Senior Vice President-Operations of the Company, has been named President and Chief Operating Officer.

Safety-Kleen also announced that its Board of Directors has initiated a process to explore strategic alternatives for enhancing shareholder value. The Board of Directors has engaged William Blair & Company to act as its adviser and to manage this process.

Safety-Kleen is an environmental and industrial service company dedicated to helping businesses of all sizes recycle and process their waste streams. Safety-Kleen stock is traded on the New York Stock Exchange under the symbol SK.


                                      -21-
10056283.5